Exhibit 99.1


April 20, 2009

                           Press Release

KENTUCKY BANCSHARES, INC. REPORTS EARNINGS FOR FIRST QUARTER OF 2009

Paris, Kentucky - Kentucky Bancshares, Inc., parent company of Kentucky Bank, reported a 2.2% decrease in the first quarter earnings of 2009 compared to the same time period in 2008. Earnings are $1,167,000, or fully diluted 2009 earnings per share of $0.43, compared to $1,193,000, or fully diluted earnings per share of $0.42 for the same three-month period of 2008.

Kentucky Bank ranks 16th in size among the 180 banks headquartered in the Commonwealth of Kentucky. Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, North Middletown, Sandy Hook, Versailles, Wilmore and Winchester.


Contact:  Gregory J. Dawson
          Chief Financial Officer
          859-987-1795